Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 20, 2008 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.182807 per unit, payable on April 14, 2008, to unit holders of record on March 31, 2008.
     This month’s distribution decreased due to a slight decrease in oil and gas production in the Waddell Ranch properties. This would primarily reflect production for the month of January.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 67,882 bbls and 307,492 mcf. The average price for oil was $88.24 per bbl and for gas was $9.94 per mcf. Capital expenditures were approximately $31,374. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	67,882	307,492	$88.24	$9.94
Prior Month	69,648	373,556	$86.17	$9.36
     The 2007 tax information packets were mailed directly to unitholders the first week in March. A copy of the 2007 Tax Information booklet is now available on the Trust website.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Trustee
Toll Free – 877.228.5085